Exhibit 99.1

The Travelers Companies, Inc. 485 Lexington Avenue New York, NY 10017-2630 www.travelers.com

NEWS RELEASE

Travelers Reports First Quarter 2010 Net Income per Diluted Share and Operating Income per Diluted Share of $1.25 and $1.22, Respectively

Board of Directors Approves a 9% Increase in the Company’s Regular Quarterly Dividend per Share to $0.36

Company Affirms Previous Guidance for 2010 Operating Income per Diluted Share of $5.20 to $5.55

•                  Net income per diluted share up 13 percent from prior year quarter.

•                  Net and operating income of $647 million and $631 million, respectively.

•                  Catastrophe losses of $312 million after-tax ($471 million pre-tax), or $0.61 per diluted share, compared to $54 million after-tax ($83 million pre-tax), or $0.09 per diluted share in prior year quarter.

•                  Impact of renewal rate changes on premiums remained positive across all three business segments and retention rates remained high.

•                  Book value per share of $53.50, up 19 percent from prior year quarter and up 2 percent from year-end 2009.

•                  Repurchased 27.0 million common shares for $1.4 billion.

NEW YORK, April 23, 2010 — The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $647 million, or $1.25 per diluted share, for the quarter ended March 31, 2010, compared to $662 million, or $1.11 per diluted share, for the quarter ended March 31, 2009.  Operating income in the current quarter was $631 million, or $1.22 per diluted share, compared to $799 million, or $1.34 per diluted share, in the prior year quarter.

“In what was an unusually significant catastrophe quarter for Travelers as well as for the entire industry, we were pleased to report net income per diluted share of $1.25, return on equity of nearly 10% and growth in book value per share of 2% from year-end 2009,” commented Jay Fishman, Chairman and Chief Executive Officer.  “The impact of the catastrophes in the quarter was largely offset by favorable prior year reserve development and other favorable items, and as a consequence, our operating income of $1.22 per diluted share was consistent with our expectation going into the quarter as well as our full year guidance.  Our underwriting fundamentals were strong, as evidenced by retention rates continuing at high levels, positive renewal rate changes on premiums and non-weather-related loss trends remaining within expectations.  These results, in addition to solid net investment income and our strong capital position, enabled us to repurchase 27 million common shares in the quarter for $1.4 billion.

“We are in the business of helping our customers recover financially from the impacts of catastrophes.  Our claim professionals responded to the needs of our customers both quickly and with a high quality of service, demonstrating the benefits of our continued investments in our claim organization. We thank them for their extraordinary work during this unprecedented first quarter. Our ability to respond promptly and to efficiently manage the claim process for our insureds is a key differentiator within our industry and one where we feel we have a competitive advantage.

“The insurance market remains broadly consistent with the expectations we had at the beginning of the year and available investment returns have remained at relatively low levels.  Consequently, our strategy continues to be to seek premium rate gains where needed and to aggressively return excess capital,” concluded Mr. Fishman.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended March 31,
and after-tax, except for premiums)	2010	2009	Change

Net written premiums	$5,251	$5,203	1%

Operating income	$631	$799	(21)

per diluted share	$1.22	$1.34	(9)

Net income	$647	$662	(2)

per diluted share	$1.25	$1.11	13

Book value per share	$53.50	$45.12	19

Adjusted book value per share	$49.60	$44.19	12

GAAP combined ratio	96.4%	90.6%	5.8	pts

Operating return on equity	10.1%	12.4%	(2.3	)pts

Return on equity	9.6%	10.2%	(0.6	)pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

First Quarter 2010 Consolidated Results

The current and prior year quarters included the following:

	Three Months Ended March 31,
	2010		2009		2010	2009

($ in millions)	Pre-tax				After-tax

Underwriting gain	$155		$465		$80	$353
Underwriting gain includes:
Net favorable prior year reserve development	294		258		192	168
Catastrophes, net of reinsurance	(471)		(83)		(312)	(54)
Resolution of prior year tax matters					—	55

Net investment income	753		542		610	474

Other, including interest expense	(76)		(66)		(59)	(28)
Other includes:
Resolution of prior year tax matters					—	14

Operating Income	832		941		631	799
Net realized investment gains (losses)	25		(214)		16	(137)
Income before income taxes	$857		$727
Net Income					$647	$662

GAAP combined ratio	96.4%		90.6%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	95.8%		90.1%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(5.6	)pts	(4.9	)pts
Catastrophes, net of reinsurance	9.0	pts	1.6	pts

Operating income of $631 million after-tax in the current quarter decreased $168 million from the prior year quarter primarily due to a $273 million after-tax decrease in the underwriting gain, partially offset by a $136 million after-tax increase in net investment income.

The decrease in the underwriting gain in the current quarter reflected a GAAP combined ratio of 96.4 percent, as compared to 90.6 percent in the prior year quarter.  This 5.8 point increase in the combined ratio was driven by a $388 million pre-tax increase in catastrophe losses (increase of 7.4 points), slightly offset by a $36 million pre-tax increase in net favorable prior year reserve development (reduction of 0.7 points).  Catastrophe losses in the current quarter were primarily due to several severe winter, wind and hail storms in the eastern United States as well as the Chilean earthquake. The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in each segment, particularly in Business Insurance.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 93.0 percent, as compared to 93.9 percent in the prior year quarter, as the current quarter benefited from lower non-catastrophe weather-related losses.  The prior year quarter combined ratio also included a 1.2 point benefit resulting from a $61 million pre-tax reduction in the estimate for Texas Windstorm Insurance Association (TWIA) assessments related to Hurricane Ike. The underwriting gain in the prior year quarter also reflected a $55 million benefit from the resolution of prior year tax matters.

After-tax net investment income increased 29 percent from the prior year quarter.  This increase was driven by positive returns in the non-fixed income portfolio, compared to negative returns in the prior year quarter, primarily due to private equity performance.  Net investment income in the fixed income portfolio decreased slightly from the prior year quarter mostly due to lower reinvestment rates.  Current quarter results also included net realized investment gains of $25 million pre-tax compared to net realized investment losses of $214 million pre-tax in the prior year quarter.  Included in net realized investment gains (losses) were other-than-temporary impairments of $6 million after-tax ($10 million pre-tax) in the current quarter compared to $120 million after-tax ($184 million pre-tax) in the prior year quarter.

Net written premiums of $5.251 billion in the current quarter increased 1 percent from the prior year quarter.  This increase was driven by Personal Insurance and Financial, Professional & International Insurance, partially offset by a decrease in net written premiums in Business Insurance attributable to lower levels of economic activity in recent quarters that impacted exposure changes at renewal, audit premium adjustments, policy endorsements and mid-term cancellations.  Retention rates remained high and the impact of renewal rate changes on premiums remained positive across all three business segments.  New business volumes increased slightly from the prior year quarter due to Personal Insurance and Financial, Professional & International Insurance, partially offset by a slight decrease in Business Insurance.

Capital Management

“We remain extremely pleased with our capital structure, our balance sheet strength and our ability to generate excess capital,” said Jay S. Benet, Vice Chairman and Chief Financial Officer. “Our ongoing commitment to returning excess capital to our shareholders is clearly evidenced by the size of our share repurchases during the first quarter and the 9% increase in our quarterly dividend that we announced today.”

During the first quarter 2010, the company repurchased 27.0 million of its common shares under its share repurchase authorization for a total cost of $1.4 billion, leaving $5.1 billion of capacity under existing Board of Directors approval remaining for future share repurchases, and paid $168 million in common stock dividends.  Since the initial share repurchase authorization granted by the company’s Board of Directors in the second quarter 2006, the company has repurchased 220.2 million common shares for a total cost of $10.9 billion.

All of the company’s financial strength indicators remained at or better than target levels.  Shareholders’ equity ended the current quarter at $26.7 billion, an increase of 1 percent from the prior year quarter.  Included in shareholders’ equity at the end of the current quarter were after-tax net unrealized investment gains of $1.9 billion, compared to $0.5 billion at the end of the prior year quarter.  Statutory surplus was $21.6 billion, the company’s debt to capital ratio (excluding net unrealized investment gains and losses) was 20.9 percent and holding company liquidity was $3.0 billion, almost three times its target level due to the timing of dividends from the operating companies to the parent company.

The Board of Directors declared a regular quarterly dividend of $0.36 per common share. This dividend, which is $0.03 higher than the last regular quarterly dividend, is payable June 30, 2010, to shareholders of record as of the close of business June 10, 2010.

Business Insurance Segment Financial Results

“Business Insurance results in the quarter reflected an operating environment that was fairly similar to fourth quarter 2009,” commented Brian MacLean, President and Chief Operating Officer.  “Renewal rate gains were fairly similar to last quarter, retention rates remained at high levels and the flow of new business opportunities increased, all speaking positively to the value we provide to the market.  Loss cost trends remained within our expectations and continued to modestly outpace earned rate increases, consistent with our view for full year 2010.”

The current and prior year quarters included the following:

	Three Months Ended March 31,
	2010		2009		2010	2009

($ in millions)	Pre-tax				After-tax

Underwriting gain	$218		$296		$132	$226
Underwriting gain includes:
Net favorable prior year reserve development	242		182		158	118
Catastrophes, net of reinsurance	(135)		(12)		(88)	(8)
Resolution of prior year tax matters					—	38

Net investment income	528		355		430	317

Other	6		6		5	4

Operating Income	$752		$657		$567	$547

GAAP combined ratio	91.4%		89.0%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(9.2	)pts	(6.6	)pts
Catastrophes, net of reinsurance	5.1	pts	0.4	pts

Operating income in the current quarter of $567 million after-tax increased $20 million from the prior year quarter primarily due to a $113 million after-tax increase in net investment income, partially offset by a $94 million after-tax decrease in the underwriting gain.

The decrease in the underwriting gain in the current quarter reflected a GAAP combined ratio of 91.4 percent, as compared to 89.0 percent in the prior year quarter.  This 2.4 point increase in the combined ratio was driven by a $123 million pre-tax increase in catastrophe losses (increase of 4.7 points), partially offset by a $60 million pre-tax increase in net favorable prior year reserve development (reduction of 2.6 points).  Catastrophe losses in the current quarter were primarily due to several severe winter, wind and hail storms in the eastern United States. The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in general liability, property and commercial multi-peril product lines.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 95.5 percent, as compared to 95.2 percent in the prior year quarter.  The prior year quarter combined ratio included a 0.9 point benefit resulting from a $26 million pre-tax reduction in the estimate for TWIA assessments related to Hurricane Ike.  The combined ratio reported for the first quarter 2009 did not reflect the favorable re-estimation that occurred in the second half of 2009. The underwriting gain in the prior year quarter also reflected a $38 million benefit from the resolution of prior year tax matters.

Business Insurance net written premiums of $2.834 billion in the current quarter decreased 4 percent from the prior year quarter.  This decrease was driven by lower levels of economic activity in recent quarters that impacted exposure changes at renewal, audit premium adjustments, policy endorsements and mid-term cancellations across all business units within Business Insurance.  Retention rates remained strong and were higher than recent quarters. The impact of renewal rate changes on premiums remained positive, while new business volumes decreased slightly from the prior year quarter.

Select Accounts

•                  Net written premiums of $702 million decreased 4 percent from the prior year quarter primarily due to reduced insured exposures driven by lower levels of economic activity.

•                  Retention rates remained generally consistent with recent quarters.

•                  Renewal premium changes remained positive and were higher than recent quarters as renewal rates continued to improve.

•                  New business volumes decreased from the prior year quarter mostly due to lower volumes from larger risks served by Select Accounts. New business volumes remained strong from TravelersExpressSM, the company’s enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses.

Commercial Accounts

•                  Net written premiums of $706 million decreased 1 percent from the prior year quarter primarily due to reduced insured exposures driven by lower levels of economic activity.

•                  Retention rates remained strong and increased from the most recent quarter.

•                  Renewal premium changes were slightly negative as the impact of positive renewal rate changes on premiums was offset by reduced insured exposures due to lower levels of economic activity.

•                  New business volumes were strong and increased from the prior year quarter due to various product and customer initiatives.

National Accounts

•                  Net written premiums of $226 million decreased 13 percent from the prior year quarter due to reduced insured exposures driven by lower levels of economic activity and lower new business volumes.

Industry-Focused Underwriting

•                  Net written premiums of $569 million decreased 8 percent from the prior year quarter primarily due to market conditions that impacted the company’s Construction and Oil & Gas business units.

Target Risk Underwriting

•                  Net written premiums of $412 million decreased 2 percent from the prior year quarter primarily due to market conditions that impacted the company’s Ocean Marine and Inland Marine business units.

Specialized Distribution

•                  Net written premiums of $215 million decreased 3 percent from the prior year quarter primarily due to reduced insured exposures resulting from lower levels of economic activity.

Financial, Professional & International Insurance Segment Financial Results

“Financial, Professional & International Insurance results, excluding the impact of the earthquake in Chile, were generally consistent with our expectations,” commented Mr. MacLean.  “Production was strong across the segment primarily due to changes in the structure of our reinsurance that directionally aligned retentions in our International business with our U.S. practices and, to a lesser extent, lower reinsurance costs. Strong contributions from our Construction Surety business within Bond & Financial Products and our Lloyd’s operations within International also contributed to production.”

The current and prior year quarters included the following:

	Three Months Ended March 31,
	2010		2009		2010	2009

($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$6		$75		$(5)	$60
Underwriting gain (loss) includes:
Net favorable prior year reserve development	34		12		22	8
Catastrophes, net of reinsurance	(86)		—		(62)	—
Resolution of prior year tax matters					—	8

Net investment income	111		104		87	84

Other	6		6		4	4

Operating Income	$123		$185		$86	$148

GAAP combined ratio	98.9%		90.2%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(4.2	)pts	(1.4	)pts
Catastrophes, net of reinsurance	10.4	pts	—	pts

Operating income in the current quarter of $86 million after-tax decreased $62 million from the prior year quarter primarily due to a $65 million after-tax decrease in underwriting results.

The decrease in underwriting results in the current quarter reflected a GAAP combined ratio of 98.9 percent, as compared to 90.2 percent in the prior year quarter.  This 8.7 point increase in the combined ratio was driven by an $86 million pre-tax increase in catastrophe losses (increase of 10.4 points), partially offset by a $22 million pre-tax increase in net favorable prior year reserve development (reduction of 2.8 points).  Catastrophe losses in the current quarter were concentrated in the company’s Lloyd’s operations and related to the Chilean earthquake.  The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in both the management liability and surety lines of business within Bond & Financial Products, as well as in the company’s operations at Lloyd’s.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 92.7 percent, as compared to 91.6 percent in the prior year quarter.  The prior year quarter combined ratio benefited by 0.7 points due to lower profit-sharing commission expense.

Financial, Professional & International Insurance net written premiums of $681 million increased 21 percent from the prior year quarter.  Adjusting for the impact of changes in foreign exchange rates, net written premiums increased 17 percent primarily due to changes in the structure of the segment’s reinsurance that directionally aligned retentions in the International business with the company’s U.S. retention practices and, to a lesser extent, lower reinsurance costs. Premium growth in both Bond & Financial Products and International also contributed to production.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are sold on a non-recurring, project specific basis.

Bond & Financial Products

•                  Net written premiums of $362 million increased 8 percent from the prior year quarter primarily due to lower reinsurance costs and strong Construction Surety results, partially offset by a decrease in the Professional Liability portion of the company’s Management Liability business.

•                  Retention rates were strong and remained generally consistent with recent quarters.

•                  Renewal premium changes were slightly positive as the impact of positive renewal rate changes on premiums was partially offset by reduced insured exposures due to underwriting actions and continued low levels of economic activity.

•                  New business volumes decreased from the prior year quarter primarily due to market conditions that impacted the Public Company Liability business unit in the prior year quarter.

International

•                  Net written premiums of $319 million increased 39 percent from the prior year quarter. After adjusting for the impact of changes in foreign exchange rates, net written premiums increased 30 percent primarily due to changes in the structure of the segment’s reinsurance that directionally aligned retentions in the International business with the company’s U.S. retention practices and, to a lesser extent, lower reinsurance costs. Premium growth in the company’s Lloyd’s operations also contributed to production, partially offset by a decrease in the business insurance line of business in Canada.

•                  Retention rates were consistent with the most recent quarter.

•                  Renewal premium changes were positive and improved from recent quarters.

•                  New business volumes increased from the prior year quarter primarily due to the personal lines business in Ireland.

Personal Insurance Segment Financial Results

“Personal Insurance results were impacted by the multiple severe storms in the eastern half of the United States,” commented Mr. MacLean.  “Despite the high volume of claims, our strategy of cross training our claim staff enabled us to close a significant percentage of the claims received to date without relying on independent adjusters.  This strategy allows us to address claims quickly, with consistent, high quality service, a significant competitive advantage.  We are also very pleased that policies in force in our automobile business grew quarter to quarter for the first time in five quarters, a result of actions taken during the past year.  We believe these actions will continue to provide benefits throughout 2010.”

The current and prior year quarters included the following:

	Three Months Ended March 31,
	2010		2009		2010	2009

($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(69)		$94		$(47)	$67
Underwriting gain (loss) includes:
Net favorable prior year reserve development	18		64		12	42
Catastrophes, net of reinsurance	(250)		(71)		(162)	(46)
Resolution of prior year tax matters					—	9

Net investment income	114		83		93	73

Other	20		21		13	14

Operating Income	$65		$198		$59	$154

GAAP combined ratio	102.6%		93.3%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	100.9%		91.7%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(1.0	)pts	(3.7	)pts
Catastrophes, net of reinsurance	14.0	pts	4.1	pts

Operating income in the current quarter of $59 million after-tax decreased $95 million from the prior year quarter primarily due to a $114 million after-tax decrease in underwriting results, partially offset by a $20 million after-tax increase in net investment income.

The decrease in underwriting results in the current quarter reflected a GAAP combined ratio of 102.6 percent, as compared to 93.3 percent in the prior year quarter.  This 9.3 point increase in the combined ratio was driven by a $179 million pre-tax increase in catastrophe losses (increase of 9.9 points) and a $46 million pre-tax decrease in net favorable prior year reserve development (increase of 2.7 points).  Catastrophe losses in the current quarter were primarily due to several severe winter, wind and hail storms in the eastern United States. The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in Homeowners and Other.

The current quarter underwriting results excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 89.6 percent, as compared to 92.9 percent in the prior year quarter.  The current quarter combined ratio benefited from lower non-catastrophe weather-related losses, while the prior year quarter combined ratio included a 2.0 point benefit resulting from a $34 million pre-tax reduction in the estimate for TWIA assessments related to Hurricane Ike.

Personal Insurance net written premiums of $1.736 billion increased 4 percent from the prior year quarter.  This increase was primarily due to continued positive renewal premium changes, strong retention rates and new business growth.

Agency Automobile and Agency Homeowners and Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•                  Net written premiums of $913 million approximated the prior year quarter.

•                  Policies in force, which decreased 2 percent from the prior year quarter, increased quarter to quarter.

•                  Retention rates were strong and renewal premium changes remained positive.

•                  New business volumes increased from the prior year quarter.

Agency Homeowners and Other

•                  Net written premiums of $803 million increased 7 percent.

•                  Policies in force increased 3 percent from the prior year quarter.

•                  Retention rates were strong and renewal premium changes remained positive, both generally consistent with recent quarters.

•                  New business volumes increased from the prior year quarter primarily driven by distribution and geographic expansion.

2010 Annual Guidance

Travelers continues to expect that its full year 2010 operating income per diluted share will be in the range of $5.20 to $5.55, unchanged from the previously announced guidance range.  This guidance includes the reported results for the first quarter 2010 and estimates for the remainder of 2010 based on a number of assumptions, including:

•                  Catastrophe losses of $975 million pre-tax and $640 million after-tax, or $1.30 per diluted share, for the full year which incorporates actual experience for the first quarter 2010 and projects $504 million pre-tax and $328 million after-tax, or $0.67 per diluted share, for the remainder of the year;

•                  No additional prior year reserve development, favorable or unfavorable;

•                  Low single digit percentage decrease in average invested assets (excluding net unrealized investment gains and losses), after taking into account dividends and share repurchases;

•                  Common share repurchases of $3.5 billion to $4.0 billion for the full year; and

•                  Weighted average diluted shares of 490 million to 495 million.

As noted above, the company’s earnings guidance for the full year 2010 reflects actual prior year reserve development through the first quarter, but does not assume any additional prior year reserve development, favorable or unfavorable.  The company understands that the earnings estimates published by third parties may include assumed amounts of prior year reserve development for future periods. As a result, third party earnings estimates for the company may not be expressed on a basis comparable to the earnings guidance provided by the company.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com.  Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Friday, April 23, 2010.  Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s Web site.  Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s Web site.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $25 billion in 2009. For more information, visit www.travelers.com.

From time to time, Travelers may use its Web site as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com.  In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net realized and unrealized investment gains and losses, net of tax.

In the opinion of the company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses and in the case of operating return on equity, unrealized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to one or more prior years or the current year.  In the opinion of the company’s management, discussion of loss reserve development is useful to investors as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net earned premiums.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit. A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

GAAP combined ratio excluding incremental impact of direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance.  In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars.  The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below.  In the opinion of the company’s management, this is useful in an analysis of the results of the FP&II segment.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses (i.e., excluding net unrealized investment gains and losses), divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Debt to capital is the ratio of debt to the sum of shareholders’ equity and debt excluding the after-tax impact of net unrealized investment gains and losses.  In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s leverage.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States.  Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which require a primarily credit-based underwriting process, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Ireland and Canada, and on an international basis through Lloyd’s.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are automobile and homeowners insurance sold to individuals.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance, statements about our share repurchase plans (which repurchase plans depend on a variety of factors, including our financial position, earnings, capital requirements of our operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions), market conditions and other factors) and statements about the potential impact of recent or future disruption in the investment markets and other economic conditions on our investment portfolio and underwriting results, among others, are forward looking, and we may make forward-looking statements about, among other things, our results of operations (including, among others, premium volume, premium rates (either for new or renewal business), net and operating income, investment income and performance, return on equity, expected current returns and combined ratio) and financial condition; the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the impact of emerging claims issues (including, among others, Chinese-made drywall); the cost and availability of reinsurance coverage; catastrophe losses; the impact of investment, economic and underwriting market conditions; and strategic initiatives. We caution investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially and adversely affect our results of operations, our financial position and/or liquidity, and could adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; during or following a period of financial market disruption or prolonged economic downturn, our business could be materially and adversely affected; our investment portfolio may suffer reduced returns or material losses; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be materially and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on our business are uncertain; the intense competition that we face could harm our ability to maintain or increase our business volumes and our profitability; we may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all; we are exposed to credit risk in certain of our business operations; our businesses are heavily regulated and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and financial strength ratings could adversely impact our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; the inability of our insurance subsidiaries to pay dividends to our holding company in sufficient amounts would harm our ability to meet our obligations and to pay future shareholder dividends; disruptions to our relationships with our independent agents and brokers could adversely affect us; our efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks; our business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology; if we experience difficulties with technology, data security and/or outsourcing relationships our ability to conduct our business could be negatively impacted; acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences; we are subject to a number of risks associated with our business outside the United States; we could be adversely affected if our controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective; our businesses may be adversely affected if we are unable to hire and retain qualified employees; and loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce our future profitability.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

	Three Months Ended March 31,
($ in millions, except per share amounts, and after-tax)	2010	2009

Operating income	$631	$799
Net realized investment gains (losses)	16	(137)
Net income	$647	$662

Basic earnings per share
Operating income	$1.23	$1.36
Net realized investment gains (losses)	0.03	(0.24)
Net income	$1.26	$1.12

Diluted earnings per share
Operating income	$1.22	$1.34
Net realized investment gains (losses)	0.03	(0.23)
Net income	$1.25	$1.11

Weighted average number of common shares outstanding (basic)	508.4	584.6
Weighted average number of common shares outstanding and common stock equivalents (diluted)	515.1	590.4
Common shares outstanding at period end	497.0	585.3

Common stock dividends declared	$168	$177

Operating income by segment
Business Insurance	$567	$547
Financial, Professional & International Insurance	86	148
Personal Insurance	59	154
Total segment operating income	712	849
Interest Expense and Other	(81)	(50)
	$631	$799

Operating return on equity	10.1%	12.4%
Return on equity	9.6%	10.2%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended March 31,
($ in millions, pre-tax)	2010	2009
Revenues
Premiums	$5,230	$5,301
Net investment income	753	542
Fee income	79	73
Net realized investment gains (losses)	25	(214)
Other revenues	32	33
	$6,119	$5,735
Revenues
Business Insurance	$3,241	$3,191
Financial, Professional & International Insurance	941	911
Personal Insurance	1,912	1,847
Total segment revenues	6,094	5,949
Interest Expense and Other	—	—
	6,094	5,949
Net realized investment gains (losses)	25	(214)
	$6,119	$5,735
Gross written premiums
Business Insurance	$3,118	$3,294
Financial, Professional & International Insurance	898	842
Personal Insurance	1,787	1,727
	$5,803	$5,863
Net written premiums
Business Insurance	$2,834	$2,963
Financial, Professional & International Insurance	681	563
Personal Insurance	1,736	1,677
	$5,251	$5,203
GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	58.7%	57.8%
Underwriting expense ratio	32.7	31.2
Combined ratio	91.4%	89.0%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	62.3%	54.7%
Underwriting expense ratio	36.6	35.5
Combined ratio	98.9%	90.2%

Personal Insurance
Loss and loss adjustment expense ratio	72.5%	64.9%
Underwriting expense ratio	30.1	28.4
Combined ratio	102.6%	93.3%

Total Company (2)
Loss and loss adjustment expense ratio	64.0%	59.7%
Underwriting expense ratio	32.4	30.9
Combined ratio	96.4%	90.6%

(1) For purposes of computing GAAP ratios, billing and policy fees (which are a component  of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2) Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended March 31,
($ in millions; after-tax except as noted)	2010	2009
Reconciliation of underwriting gain to net income

Pre-tax underwriting gain	$155	$465
Tax expense on underwriting results	(75)	(112)
Underwriting gain	80	353
Net investment income	610	474
Other, including interest expense	(59)	(28)
Consolidated operating income	631	799
Net realized investment gains (losses)	16	(137)
Net income	$647	$662

	Three Months Ended March 31,
($ in millions)	2010	2009	Change
The impact of changes in foreign exchange rates on FP&II net written premiums

Net written premiums - holding foreign exchange rates constant	$659	$563	17%
Impact of changes in foreign exchange rates	22
Net written premium - as reported	$681	$563	21%

	As of
($ in millions; except per share amounts)	March 31, 2010	December 31, 2009	March 31, 2009
Reconciliation of tangible and adjusted common shareholders’ equity to common shareholders’ equity

Tangible common shareholders’ equity	$20,788	$21,587	$21,919
Goodwill and other intangibles, net of tax	3,868	3,888	3,948
Adjusted common shareholders’ equity	24,656	25,475	25,867
Net unrealized investment gains, net of tax	1,938	1,861	543
Common shareholders’ equity	$26,594	$27,336	$26,410

Common shares outstanding	497.0	520.3	585.3

Tangible book value per share	$41.82	$41.49	$37.45
Adjusted book value per share	49.60	48.96	44.19
Book value per share	53.50	52.54	45.12

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Twelve Months Ended December 31,
($ in millions; after-tax)	2009	2008	2007	2006	2005	2004
Reconciliation of operating income to net income

Operating income	$3,600	$3,195	$4,500	$4,200	$2,026	$895
Net realized investment gains (losses)	22	(271)	101	8	35	(28)
Income from continuing operations	3,622	2,924	4,601	4,208	2,061	867
Discontinued operations	—	—	—	—	(439)	88
Net income	$3,622	$2,924	$4,601	$4,208	$1,622	$955

	As of December 31,
($ in millions)	2009	2008	2007	2006	2005	2004
Reconciliation of adjusted common shareholders’ equity to common shareholders’ equity

Adjusted common shareholders’ equity	$25,475	$25,374	$25,884	$24,553	$21,823	$20,147
Net unrealized investment gains (losses), net of tax	1,861	(144)	620	453	327	866
Common shareholders’ equity	$27,336	$25,230	$26,504	$25,006	$22,150	$21,013

Return on equity	13.5%	11.4%	18.0%	17.9%	7.5%	5.1%
Operating return on equity	14.0%	12.4%	17.7%	17.9%	9.6%	5.0%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

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Contacts
Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902